Exhibit 99.1

NEWS RELEASE

IR Contact: Bob Gray Valence Technology, Inc. 512.527.2921 investor@valence.com	PR Contact: Jeff Fox The Blueshirt Group 415.828.8298 jeff@blueshirtgroup.com

Valence Technology Reports Fiscal 2012 First Quarter Financial Results and Business Highlights

153% Revenue Growth over Fiscal 2011 First Quarter

AUSTIN, Texas, August 3, 2011 (BUSINESS WIRE) -- Valence Technology, Inc. (NASDAQ: VLNC), a leading U.S.-based developer and manufacturer of advanced energy storage solutions today reported financial results for its fiscal 2012 first quarter ended June 30, 2011.

Highlights - Fiscal 2012 First Quarter compared to Fiscal 2011 First Quarter:

•	Revenue was $14.1 million compared to $5.6 million.

•	Gross margin improved to 20% compared to 17%.

•	Operating expenses were $5.1 million compared to $4.5 million.

•	Operating loss narrowed to $2.2 million compared to a loss of $3.5 million.

•	Net loss available to common shareholders was $3.1 million, or $0.02 per share, compared to a loss of $4.7 million, or $0.04 per share.

First quarter fiscal 2012 revenue increased compared to the same period last year, due to higher sales to a more diverse group of customers.

Executive Commentary

"We are very pleased with our revenue results as we continue to fulfill the emerging energy storage needs of diverse world markets. For example, in Q1 over 20 percent of our business was in the medical industry. Within this sector, our advanced energy storage solutions are increasingly displacing traditional lead acid technology. Thanks to the intense focus of our sales and marketing team we anticipate further success within this market, as well as other emerging lithium markets," said Robert L. Kanode, president and chief executive officer of Valence Technology. "On the fleet and delivery vehicle portion of our business, we are happy to report a $7.2 million June order from Electric Vehicles International (EVI). This order is for 100 EVI Walk-In vans to be placed throughout California. We are EVI’s exclusive supplier and expect to begin shipments before year end as other truck and drive train components are delivered.”

Business Outlook

Valence expects fiscal 2012 second quarter revenue to be in the range of $8.5 million to $10.5 million. This Q2 guidance includes no revenue from Smith Electric Vehicles. However, given that we have several million dollars of Smith business already in backlog, upside to our Q2 revenue guidance does exist. Until the impact of Smith's dual sourcing decision can be better gauged, we believe it is prudent to exclude any Smith business from our Q2 guidance at this time.

Conference Call and Webcast

Valence Technology will conduct a conference call today at 3:30 p.m. CT (4:30 p.m. ET) to discuss its first quarter fiscal year 2012 financial results.  Interested parties may participate in the call by dialing (877) 375-1350 (international callers dial (253) 237-1153). No passcode is required. The conference call will also be webcast live and can be accessed by visiting Valence's web site at www.valence.com and clicking on the following links: Investor Relations - Events & Presentations. To access the webcast, please go to this web site approximately fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. A replay of the webcast will be available on the company's Web site at www.valence.com. A telephonic replay will also be available from 6:30 p.m. CT on August 3, 2011, through 6:30 p.m. CT on August 24, 2011. To access the replay, please dial (855) 859-2056 and enter conference passcode 83165571. Callers outside the United States and Canada can access the replay by dialing (404) 537-3406 and entering the conference passcode mentioned above.

About Valence Technology, Inc.

Valence Technology is a global leader in the development and manufacture of safe, long-life lithium iron magnesium phosphate advanced energy storage solutions and integrated command and control logic. Headquartered in Austin, Texas, Valence enables and powers some of the world’s most innovative and environmentally friendly applications, ranging from commercial electric vehicles to industrial and marine equipment. Valence Technology today offers a proven technology and manufacturing infrastructure that delivers ISO-certified products and processes that are protected by an extensive global patent portfolio. In addition to the corporate headquarters in Texas, Valence Technology has its Research & Development Center in Nevada, its Europe/Asia Pacific Sales office in Northern Ireland and global fulfillment centers in North America and Europe. Valence Technology is traded on the NASDAQ Capital Market under the ticker symbol “VLNC.” For more information, visit www.valence.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among other things, our statements regarding continuing to fulfill the emerging needs of diverse world markets, increasingly displacing traditional lead acid technology, anticipating further success within this market, as well as other emerging lithium markets, being the exclusive supplier to EVI and expecting to begin shipments before year end, our second quarter revenue guidance, upside to our Q2 revenue guidance and the impact of Smith's dual sourcing decision.  Our actual results could vary substantially from these forward-looking statements as a result of a variety of factors including: the impact of our limited financial resources on our ability to execute on our business plan, commercially exploit our technology, respond to unanticipated developments, and compete effectively in the marketplace; the possibility that our current equity financing arrangements may not be sufficient to meet our cash requirements and the need to raise additional debt or equity financing to continue as a going concern; our uninterrupted history of quarterly losses and our ability to ever achieve profitability; the overall demand for batteries to power electric vehicles, and the demand for our lithium-ion batteries and lithium phosphate battery technology; our ability to service our debt, which is substantial in relationship to our assets and equity values; the pledge of all of our assets as security for our existing indebtedness; the rate of customer acceptance and sales of our current and future products (including sales to Smith); our ability to form effective arrangements with OEMs to commercialize our products (including the success of our relationship with EVI); the level and pace of expansion of our manufacturing capabilities, including our ability to scale our manufacturing and quality processes at a level necessary to support potential demand; product or quality defects; the level of direct costs and our ability to grow revenues to a level necessary to achieve profitable operating margins to achieve break-even cash flow; our dependence on sole or a limited number of suppliers for key raw materials and components, and the ability of our vendors to provide conforming materials for our products on a timely basis; the level of our selling, general, and administrative costs; any impairment in the carrying value of our intangible or other assets; our ability to achieve our intended strategic and operating goals; international business risks, particularly the many risks inherent in doing business in China; our ability to attract and retain key personnel; the failure to expand our customer base; the effects of competition; and the outcome of any current or future litigation regarding intellectual property and general economic conditions. These and other risk factors that could affect our actual results are discussed in our periodic reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended March 31 and Quarterly Reports on Form 10-Q and other documents filed with the Securities Exchange Commission. The reader is directed to these statements for a further discussion of important factors that could cause our actual results to differ materially from those in our forward-looking statements.  We disclaim any intent or obligation to update these forward-looking statements.

SOURCE: Valence Technology, Inc.

Copyright Business Wire 2011

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{financial tables to follow}

VALENCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2011	March 31, 2011
ASSETS
Cash	$11,582	$2,915
Accounts Receivable	11,688	13,615
Inventory	14,743	12,491
Prepaids and Other Current Assets	2,156	2,661
Total Current Assets	40,169	31,682

Fixed Assets	4,342	4,192
Other Long-Term Assets	229	143
Total Assets	$44,740	$36,017

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Accounts Payable	$9,009	$9,150
Accrued Expenses	5,710	6,063
Short-Term Debt to Stockholder	2,000	—
Short-Term Debt	7,780	10,686
Total Current Liabilities	24,499	25,899

Long-Term Debt and Other Liabilities	66,085	65,342
Total Liabilities	90,584	91,241

Redeemable Convertible Preferred Stock	8,610	8,610

Total Stockholders’ Deficit	(54,454)	(63,834)

Total Liabilities, Preferred Stock and Stockholders’ Deficit	$44,740	$36,017

VALENCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except per share amounts)

	Three Months Ended
	June 30,
	2011	2010

Total Revenues	$14,085	$5,572

Cost of Sales	11,236	4,647

Gross Margin	2,849	925

Operating Expenses	5,098	4,454

Operating Loss	(2,249)	(3,529)

Net Loss Available to Common Stockholders	$(3,134)	$(4,654)

Net Loss Per Share Available to Common Stockholders	$(0.02)	$(0.04)

Shares Used in Computing Net Loss Per Share Available to Common Stockholders, Basic and Diluted
	156,344	132,409